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Exhibit 5.1

[OMM LETTERHEAD]

April 18, 2011

AMC Entertainment Holdings, Inc.
    c/o AMC Entertainment Inc.
920 Main Street
Kansas City, Missouri 64105

  Re: Registration of Securities of AMC Entertainment Holdings, Inc.

Ladies and Gentlemen

        At your request, we have examined the Registration Statement on Form S-1 (File No. 333-168105) of AMC Entertainment Holdings, Inc., a Delaware corporation (the "Company") filed with the Securities and Exchange Commission (the "Commission") on July 14, 2010, as amended by Amendment No. 1 thereto filed with Commission on August 25, 2010, as further amended by Amendment No. 2 filed with the Commission on September 21, 2010, Amendment No. 3 filed with the Commission on March 14, 2011 and Amendment No. 4 filed with the Commission on April 15, 2011 (collectively, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of up to            shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), to be sold by the stockholders of the Company (the "Securities").

        We are of the opinion that the Securities are duly authorized, validly issued, fully paid and non-assessable.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

Respectfully submitted, /s/ O'Melveny & Myers LLP

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  Exhibit 5.1